Exhibit 99.1 Sealed Air Corporation 2415 Cascade Pointe Blvd. Charlotte, NC 28208

Sealed Air Reports Second Quarter Results
Solid Q2, closes APS acquisition fueling growth, raises Adj. EBITDA & EPS guidance

•	Net Sales of $1.2 billion increased 1% as reported and 4% in constant dollars
•	Net Earnings of $26 million or $0.16 per share, down 69%
Adjusted Net Earnings of $125 million or $0.80 per share, up 25%
•	Reinvent SEE driving Adjusted EBITDA growth of 9% to $237 million
Adjusted EBITDA margin expanded 160 bps to 20% of sales
•	Completes strategic acquisition of Automated Packaging Systems on August 1, 2019
•	Raises 2019 Adjusted EBITDA and Adjusted EPS guidance

CHARLOTTE, N.C., August 2, 2019 – Sealed Air Corporation (NYSE: SEE) today announced financial results for the second quarter 2019.
“Our second quarter results demonstrate our significant progress in executing our Reinvent SEE strategy. In constant dollars, we delivered 12% Adjusted EBITDA growth on 4% higher sales. Adjusted EPS increased 25% compared to last year, as a result of profitable growth, lower tax expense and share repurchases,” said Ted Doheny, Sealed Air's President and CEO.
In addition, the Company completed the acquisition of Automated Packaging Systems, Inc. (APS), a leading manufacturer of automated bagging systems (including the iconic Autobag® brand), for $510 million on a cash and debt free basis.
“We are excited that APS is now part of the Sealed Air family,” continued Doheny. “APS expands the breadth of our automated solutions and sustainable packaging offerings and aligns with our Reinvent SEE goal of doubling our innovation rate over the next five years.”
Unless otherwise stated, all results compare second quarter 2019 results to second quarter 2018 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported, on an organic basis and on a constant dollar basis. Organic refers to changes in unit volume and price performance and excludes acquisitions in the first year after closing, and divestiture activity and the impact of currency translation. Constant dollar refers to changes in unit volume, price performance and acquisitions and divestitures and excludes the impact of currency translation. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share ("Adjusted EPS") and Adjusted Tax Rate, exclude the impact of specified items ("Special Items"), such as restructuring charges, restructuring associated costs, gains and losses related to acquisition and divestiture of businesses, special tax items ("Tax Special Items") and certain other infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.
Business Highlights
Food Care net sales of $711 million decreased less than 1% as reported. Currency fluctuations had a negative impact on Food Care net sales of 4%, or $31 million. On a constant dollar basis, net sales increased 4%, primarily driven by volume growth and favorable price of more than 2% and 1%, respectively. Volume growth was led by

7%, 4% and 1% increases in South America, North America and EMEA, respectively, partially offset by a decline of 2% in APAC. Adjusted EBITDA increased 15% to $156 million, and margin expanded 290 basis points to 22%. Currency fluctuations had a $5 million unfavorable impact on Adjusted EBITDA. Adjusted EBITDA performance was driven by Reinvent SEE initiatives, including productivity improvements and restructuring savings, favorable price cost spread and volume growth, partially offset by unfavorable currency and higher operating costs, primarily labor inflation and non-material manufacturing costs.
Product Care net sales of $450 million increased 2% as reported. Currency fluctuations had a negative impact on Product Care net sales of 2%, or $10 million. On a constant dollar basis, net sales increased 4%, including 6%, or $26 million, from acquisitions and 1% on favorable pricing. Volume, excluding acquisitions, declined 3%, primarily due to 6% and 3% declines in APAC and EMEA, respectively. North America was down 1%. Despite lower volumes, Product Care increased Adjusted EBITDA to $84 million, up 7% from $79 million. Adjusted EBITDA margin of 19% increased 90 basis points due to the Company's Reinvent SEE initiatives, partially offset by higher operating costs, primarily labor inflation and non-material manufacturing costs, lower volumes and unfavorable currency.
Completes APS Acquisition
Sealed Air completed the acquisition of APS on August 1, 2019 for a purchase price of $510 million on a cash and debt-free basis. Approximately $60 million of the $510 million purchase price will be paid to APS’s European employees over the next three years in accordance with the closure of an APS deferred incentive compensation plan.
The transaction includes expected cash tax benefits, with a net present value of approximately $70 million as the result of the structure of the transaction, which creates depreciable/amortizable “stepped-up” tax basis to fair market value in the acquired assets and liabilities. In 2018, APS generated $290 million in net sales and $40 million in Adjusted EBITDA. With the integration of APS, Sealed Air is expected to generate approximately $15 million annualized, run-rate productivity synergies by the end of 2021.
Second Quarter 2019 U.S. GAAP Summary
Net sales of $1.2 billion increased 1% on an as reported basis. Currency had a negative impact on total net sales of $41 million. Net earnings on an as reported basis was $26 million, or $0.16 per diluted share, which was unfavorably impacted by $100 million of Special Items, after tax. This compares to second quarter 2018 net earnings of $83 million, or $0.52 per diluted share, which was unfavorably impacted by $19 million of Special Items.
Special Items included a charge of $59 million ($44 million, net of taxes) recorded in connection with a settlement agreement with Novipax Holdings LLC, pursuant to which the Company would make a one-time cash payment as well as enter into a supply agreement under which it would continue to purchase materials from Novipax for a specified period. The settlement is related to a claim filed over Novipax's 2015 purchase of Sealed Air Food Care's North America foam trays and absorbent pads business. Special Items recorded during the quarter also included $51 million ($36 million, net of taxes) of restructuring charges and associated costs.
The effective tax rate in the second quarter 2019 was 32.5%, compared to 28.7% in the second quarter 2018.
Second Quarter 2019 Non-U.S. GAAP Summary
Net sales increased 4% in constant dollars reflecting a favorable price impact of 1%, an increase in volume of 50 basis points and contribution from acquisitions of 2.5%. On a constant dollar basis, sales increased 4% in North America, 1% in Asia Pacific and 30% in South America. South America growth was driven by USD-based indexed pricing combined with a 5% increase in volume. EMEA constant dollar sales were relatively flat.
Adjusted EBITDA increased 9% to $237 million, or 20% of net sales, compared to $218 million, or 19% in 2018. Currency fluctuations had an unfavorable $7 million, or 3%, impact on Adjusted EBITDA in the second quarter

2019. On a constant dollar basis, Adjusted EBITDA increased 12%. The improvement in Adjusted EBITDA was primarily due to the Company's Reinvent SEE initiatives, including productivity improvements and restructuring savings, and favorable price cost spread, partially offset by higher operating costs primarily labor inflation and non-material manufacturing costs.
Adjusted earnings per diluted share was $0.80 for the second quarter 2019 compared to $0.64 in the second quarter 2018.
The Adjusted Tax Rate was 19.4% in the second quarter 2019, compared to 22.6% in the second quarter 2018 primarily due to the release of a valuation allowance in South America, related to improved profitability in the region from Reinvent SEE initiatives.
Cash Flow and Net Debt
Cash flow provided by operating activities for the six months ended June 30, 2019 was an inflow of $169 million, compared to an inflow of $37 million for the six months ended June 30, 2018.
Capital expenditures were $94 million for the six months ended June 30, 2019 versus $74 million in the six months ended June 30, 2018. Free Cash Flow, defined as net cash provided by operating activities less capital expenditures, was an inflow of $75 million in the six months ended June 30, 2019, compared to an outflow of $5 million, excluding $33 million in payments related to the sale of Diversey, in the six months ended June 30, 2018.
During the six months ended June 30, 2019, the Company used cash in financing activities of $98 million, which includes share repurchases of $67 million, or approximately 1,560,000 shares, and cash dividends paid of $50 million. In the same period, Sealed Air used cash in investing activities of $23 million to fund targeted acquisition activity related to food packaging.
Net Debt, defined as total debt less cash and cash equivalents, increased to $3.4 billion as of June 30, 2019 from $3.2 billion as of December 31, 2018.
Updated Outlook for Full Year 2019
For the full year 2019, the Company’s outlook includes a five-month contribution from the APS acquisition.
The Company now expects net sales of approximately $4.85 billion, an increase of approximately 2% as reported and 5% in constant dollar. This compares to the previously provided sales guidance of $4.8 billion. Acquisitions are now expected to account for $190 million, or 4% growth, of which APS will contribute approximately $120 million. The Company continues to expect currency to have an unfavorable impact of approximately $130 million on net sales.
Adjusted EBITDA is now expected to be in the range of $950 to $960 million, including a $10 to $12 million contribution from APS, which includes an estimated one-time non-cash inventory step-up charge of $6 million associated with the acquisition. The Company continues to expect currency to have an unfavorable impact of approximately $25 million on Adjusted EBITDA. This compares to the previously provided guidance for Adjusted EBITDA of $925 to $945 million.
The Company now expects Adjusted EPS of $2.70 to $2.80. This outlook includes $0.07 dilution from the APS acquisition, which is net of an estimated $0.09 in charges related to the non-cash purchase accounting items of acquired intangible amortization and the one-time inventory charge. This compares to the previously provided guidance for Adjusted EPS of $2.65 to $2.75.
The Company expects 155 million diluted average shares outstanding and an anticipated Adjusted Tax Rate of 26% for the full year 2019.

The Company now expects Free Cash Flow to be approximately $180 million compared to the previously provided guidance of $250 million. This revision accounts for the cash payments related to the Novipax settlement of approximately $59 million and a deferred incentive compensation plan payment to APS’s European employees of $20 million. The Company expects capital expenditures of $210 million, including $10 million from APS, and cash restructuring and other related payments of $115 million.
Conference Call Information

Date:	Friday, August 2, 2019
Time:	10:00 a.m. (ET)
Webcast:	www.sealedair.com/investors
Conference Dial In:	(855) 472-5411 (domestic)
(330) 863-3389 (international)
Participant Code:	4999788

A supplemental presentation will be available on the Company’s website at www.sealedair.com/investors.
Conference Call Replay Information

Date:	Friday, August 2, 2019 at 1:00 p.m. (ET) through
Sunday, September 1, 2019 at 1:00 p.m. (ET)
Webcast:	www.sealedair.com/investors
Conference Dial In:	(855) 859-2056 (domestic)
(404) 537-3406 (international)
Participant Code:	4999788
About Sealed Air
Sealed Air partners with customers to solve their most critical packaging challenges with innovative solutions that leave our world, environment, and communities better than we found them. Our portfolio of widely recognized brands includes Cryovac® food packaging and Bubble Wrap® protective packaging which respectively enable a safer, more efficient food supply chain and protect valuable goods shipped around the world. Sealed Air generated $4.7 billion in sales in 2018 and has approximately 15,500 employees who serve customers in 123 countries. To learn more, visit www.sealedair.com.

Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on an "organic" and a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA,” “Components of Change in Net Sales by Segment” and “Components of Change in Net Sales by Region.” Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.
We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.
The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, consumer preferences, the effects of animal and food-related health issues, pandemics, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our 2018 Annual Report on Form 10-K), regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.

Company Contacts
Investors
Lori Chaitman
lori.chaitman@sealedair.com
516.458.4455

Media
Pam Davis
pam.davis@sealedair.com
980.833.4084

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Operations(1)

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
(In millions, except per share data)	2019	2018	2019	2018
Net sales	$1,161.0	$1,155.2	$2,273.7	$2,286.2
Cost of sales	782.7	791.7	1,530.2	1,548.7
Gross profit	378.3	363.5	743.5	737.5
Selling, general and administrative expenses	266.2	192.8	478.3	386.8
Amortization expense of intangible assets acquired	4.4	3.4	9.0	7.3
Restructuring charges	29.3	7.1	36.7	15.7
Operating profit	78.4	160.2	219.5	327.7
Interest expense, net	(43.2)	(44.5)	(88.1)	(86.5)
Foreign currency exchange loss due to highly inflationary economies	(1.3)	—	(2.1)	—
Other income (expense), net	3.9	1.1	3.2	(10.9)
Earnings before income tax provision	37.8	116.8	132.5	230.3
Income tax provision	12.3	33.5	42.7	355.0
Net earnings (loss) from continuing operations	25.5	83.3	89.8	(124.7)
Gain on sale of discontinued operations, net of tax	7.7	31.1	0.9	38.5
Net earnings (loss)	$33.2	$114.4	$90.7	$(86.2)
Basic:
Continuing operations	$0.16	$0.52	$0.58	$(0.77)
Discontinued operations	0.06	0.19	0.01	0.24
Net earnings (loss) per common share - basic	$0.22	$0.71	$0.59	$(0.53)
Diluted:
Continuing operations	$0.16	$0.52	$0.58	$(0.77)
Discontinued operations	0.05	0.19	—	0.24
Net earnings (loss) per common share - diluted	$0.21	$0.71	$0.58	$(0.53)
Dividends per common share	$0.16	$0.16	$0.32	$0.32
Weighted average number of common shares outstanding:
Basic	154.5	159.7	154.6	162.5
Diluted	155.3	160.6	155.3	162.5

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Balance Sheets(1)

(In millions)	June 30, 2019 (unaudited)	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$222.2	$271.7
Trade receivables, net	485.2	473.4
Income tax receivables	53.4	58.4
Other receivables	91.7	81.3
Inventories, net	596.1	544.9
Current assets held for sale	0.6	0.6
Prepaid expenses and other current assets	127.4	124.5
Total current assets	1,576.6	1,554.8
Property and equipment, net	1,050.1	1,036.2
Goodwill	1,957.2	1,947.6
Identifiable intangible assets, net	100.5	101.7
Deferred taxes	175.5	170.5
Other non-current assets	356.6	239.4
Total assets	$5,216.5	$5,050.2
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$265.3	$232.8
Current portion of long-term debt	31.6	4.9
Accounts payable	753.0	765.0
Accrued restructuring costs	52.4	33.5
Income tax payable	24.6	23.5
Other current liabilities	460.5	428.9
Total current liabilities	1,587.4	1,488.6
Long-term debt, less current portion	3,291.7	3,236.5
Deferred taxes	20.6	20.4
Other non-current liabilities	658.0	653.3
Total liabilities	5,557.7	5,398.8
Stockholders’ deficit:
Preferred stock	—	—
Common stock	23.2	23.2
Additional paid-in capital	2,053.0	2,049.6
Retained earnings	1,876.4	1,835.5
Common stock in treasury	(3,382.4)	(3,336.5)
Accumulated other comprehensive loss, net of taxes	(911.4)	(920.4)
Total stockholders’ deficit	(341.2)	(348.6)
Total liabilities and stockholders’ deficit	$5,216.5	$5,050.2

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Calculation of Net Debt(1)

	June 30, 2019 (unaudited)	December 31, 2018
Short-term borrowings	$265.3	$232.8
Current portion of long-term debt	31.6	4.9
Long-term debt, less current portion	3,291.7	3,236.5
Total debt	3,588.6	3,474.2
Less: cash and cash equivalents	(222.2)	(271.7)
Net Debt	$3,366.4	$3,202.5

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Cash Flows(1)

	Six Months Ended June 30, (unaudited)
(In millions)	2019	2018
Net earnings (loss)	$90.7	$(86.2)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities(2)	89.7	121.9
Changes in operating assets and liabilities:
Trade receivables, net	(4.2)	(24.2)
Inventories, net	(48.2)	(92.6)
Accounts payable	(10.4)	58.7
Income tax receivable/payable	6.3	72.8
Other assets and liabilities	45.4	(13.8)
Net cash provided by operating activities	$169.3	$36.6
Cash flows from investing activities:
Capital expenditures	(94.5)	(73.7)
(Payments of) Proceeds from, net sale of business and property and equipment	(2.7)	8.3
Businesses acquired, net of cash acquired	(23.1)	—
Investment in cost method investments	—	(7.5)
Settlement of foreign currency forward contracts	(4.1)	(5.3)
Other investing activities	—	(2.6)
Net cash used in investing activities	$(124.4)	$(80.8)
Cash flows from financing activities:
Changes in short term borrowings	29.4	105.7
Payments of debt modification/extinguishment costs	—	(0.4)
Dividends paid on common stock	(49.7)	(54.0)
Impact of tax withholding on share-based compensation	(10.6)	(6.1)
Repurchases of common stock	(67.3)	(407.9)
Net cash used in financing activities	$(98.2)	$(362.7)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$3.8	$(7.0)
Cash and cash equivalents	271.7	594.0
Balance, beginning of period	$271.7	$594.0
Net change during the period	$(49.5)	$(413.9)
Balance, end of period	$222.2	$180.1

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$169.3	$36.6
Capital expenditures for property and equipment	(94.5)	(73.7)
Free Cash Flow	$74.8	$(37.1)

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$95.6	$95.6
Income tax payments, net of cash refunds	$29.4	$97.1
Payments related to the sale of Diversey	$—	$32.5
Restructuring payments including associated costs	$49.2	$3.7
Non-cash items:
Transfers of shares of common stock from treasury for 2018 and 2017 profit-sharing contributions	$21.9	$23.8

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)
2019 adjustments primarily consist of depreciation and amortization of $66 million, share based compensation expense of $13 million, and profit sharing expense of $11 million. 2018 adjustments primarily consist of depreciation and amortization of $66 million, $51 million of deferred taxes, share-based compensation expense of $15 million and profit sharing expense of $10 million.

Sealed Air Corporation
Supplemental Information(1)
Reconciliation of Net Earnings (Loss) and Net Earnings (Loss) Per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
(In millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net (Loss) Earnings	Diluted EPS
U.S. GAAP net earnings (loss) and diluted EPS from continuing operations(2)	$25.5	$0.16	$83.3	$0.52	$89.8	$0.58	$(124.7)	$(0.77)
Special Items(3)	99.8	0.64	19.1	0.12	127.7	0.82	312.5	1.92
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS from continuing operations	$125.3	$0.80	$102.4	$0.64	$217.5	$1.40	$187.8	$1.15
Weighted average number of common shares outstanding - Diluted		155.3		160.6		155.3		162.5

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)	Net earnings (loss) per common share is calculated under the two-class method.

(3)	Special Items include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2019	2018	2019	2018
Special Items:
Restructuring charges	$29.3	$7.1	$36.7	$15.7
Other restructuring associated costs(i)	21.3	(0.4)	38.0	1.8
Foreign currency exchange loss due to highly inflationary economies	1.3	—	2.1	—
(Income) charges related to acquisition and divestiture activity	(0.5)	7.0	3.2	17.8
Charges related to the Novipax Settlement Agreement	59.0	—	59.0	—
Loss (gain) from class-action litigation settlement	—	0.1	—	(12.6)
Other Special Items(ii)	7.3	1.7	14.7	1.9
Pre-tax impact of Special Items	117.7	15.5	153.7	24.6
Tax impact of Special Items and Tax Special Items(iii)	(17.9)	3.6	(26.0)	287.9
Net impact of Special Items	$99.8	$19.1	$127.7	$312.5
Weighted average number of common shares outstanding - Diluted	155.3	160.6	155.3	162.5
Loss per share impact from Special Items	$(0.64)	$(0.12)	$(0.82)	$(1.92)

(i)
Other restructuring associated costs for three and six months ended June 30, 2019, primarily relate to fees paid to third-party consultants in support of Reinvent SEE and costs related to property consolidations resulting from Reinvent SEE.

(ii)	Other Special Items for the three and six months ended June 30, 2019, primarily included fees related to professional services.

(iii)	Refer to Note 1 of the table below for a description of Special Items related to tax.

The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
U.S. GAAP Earnings before income tax provision from continuing operations	$37.8	$116.8	$132.5	$230.3
Pre-tax impact of special items	117.7	15.5	153.7	24.6
Non-U.S. GAAP Adjusted Earnings before income tax provision from continuing operations	$155.5	$132.3	$286.2	$254.9

U.S. GAAP Income tax provision from continuing operations	$12.3	$33.5	$42.7	$355.0
Tax Special Items(1)	(10.9)	(6.7)	(11.7)	(293.9)
Tax impact of Special Items	28.8	3.1	37.7	6.0
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$30.2	$29.9	$68.7	$67.1

U.S. GAAP Effective income tax rate	32.5%	28.7%	32.2%	154.1%
Non-U.S. GAAP Adjusted income tax rate	19.4%	22.6%	24.0%	26.3%

(1)
For the three months ended June 30, 2019, the Tax Special Items include expense associated with a U.S audit assessment associated with foreign tax credit utilization in 2011. For the six months ended June 30, 2018, the Tax Special Items included $290 million of provisional tax expense for one-time tax on unrepatriated foreign earnings pursuant to the Tax Cut and Jobs Act ("TCJA").

Automated Packaging Systems, Inc.(1)
Reconciliation of Net Earnings to Non-U.S. GAAP Adjusted EBITDA(1)

(In millions)	Twelve Months Ended December 31, 2018
U.S. GAAP Net earnings per Audited Financial Statements	$10.4
Interest expense, net	1.0
Income tax provision	2.5
Depreciation and amortization	15.4
Special Items:
Employee stock ownership expenses (cease at closing)(2)	14.4
Founding family costs (cease at closing)	2.0
Transaction related expenses	1.0
Gain related to successful patent litigation	(5.2)
Other	(1.4)
Pre-tax impact of Special Items	10.8
Non-U.S. GAAP APS Adjusted EBITDA	$40.1

(1)	Reconciliation is based on information provided to Sealed Air by Automated Packaging Systems.

(2)	Employee stock ownership expense adjustment is shown net of estimated cost of Sealed Air 401(k) and profit sharing expenses.

Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended June 30,
(In millions)	Food Care		Product Care		Total Company
2018 Net Sales	$713.0	61.7%	$442.2	38.3%	$1,155.2
Price	9.5	1.3%	2.4	0.5%	11.9	1.0%
Volume(2)	16.7	2.4%	(11.4)	(2.5)%	5.3	0.5%
Total organic change (Non-U.S. GAAP)(3)	26.2	3.7%	(9.0)	(2.0)%	17.2	1.5%
Acquisitions	3.0	0.4%	26.4	5.9%	29.4	2.5%
Total constant dollar change (Non-U.S. GAAP)(3)	29.2	4.1%	17.4	3.9%	46.6	4.0%
Foreign currency translation	(31.2)	(4.4)%	(9.6)	(2.1)%	(40.8)	(3.5)%
Total change (U.S. GAAP)	(2.0)	(0.3)%	7.8	1.8%	5.8	0.5%

2019 Net Sales	$711.0	61.2%	$450.0	38.8%	$1,161.0

	Six Months Ended June 30,
(In millions)	Food Care		Product Care		Total Company
2018 Net Sales	$1,409.3	61.6%	$876.9	38.4%	$2,286.2
Price	30.5	2.1%	6.5	0.7%	37.0	1.6%
Volume(2)	19.5	1.4%	(30.5)	(3.4)%	(11.0)	(0.5)%
Total organic change (non-U.S. GAAP)(3)	50.0	3.5%	(24.0)	(2.7)%	26.0	1.1%
Acquisitions	3.0	0.3%	52.1	5.9%	55.1	2.4%
Total constant dollar change (non-U.S. GAAP)(3)	53.0	3.8%	28.1	3.2%	81.1	3.5%
Foreign currency translation	(71.3)	(5.1)%	(22.3)	(2.5)%	(93.6)	(4.0)%
Total change (U.S. GAAP)	(18.3)	(1.3)%	5.8	0.7%	(12.5)	(0.5)%

2019 Net Sales	$1,391.0	61.2%	$882.7	38.8%	$2,273.7

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly report on Form 10-Q with the Securities and Exchange Commission.

(2)	Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.

(3)
Total organic change is a non-U.S. GAAP financial measure which excludes acquisition and divestiture activity and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we consider the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Region
(Unaudited)

	Three Months Ended June 30,
(In millions)	North America(2)		EMEA(2)		South America(2)		APAC(2)		Total
2018 Net Sales	$660.2	57.2%	$262.5	22.7%	$55.3	4.8%	$177.2	15.3%	$1,155.2
Price	(2.7)	(0.4)%	0.7	0.3%	13.7	24.8%	0.2	0.1%	11.9	1.0%
Volume(3)	10.9	1.6%	(1.4)	(0.6)%	2.9	5.2%	(7.1)	(4.0)%	5.3	0.5%
Total organic change (Non-U.S. GAAP)(4)	8.2	1.2%	(0.7)	(0.3)%	16.6	30.0%	(6.9)	(3.9)%	17.2	1.5%
Acquisitions	21.3	3.3%	—	—%	—	—%	8.1	4.6%	29.4	2.5%
Total constant dollar change (Non-U.S. GAAP)(4)	29.5	4.5%	(0.7)	(0.3)%	16.6	30.0%	1.2	0.7%	46.6	4.0%
Foreign currency translation	(1.1)	(0.2)%	(15.2)	(5.8)%	(15.7)	(28.4)%	(8.8)	(5.0)%	(40.8)	(3.5)%
Total change (U.S. GAAP)	28.4	4.3%	(15.9)	(6.1)%	0.9	1.6%	(7.6)	(4.3)%	5.8	0.5%

2019 Net Sales	$688.6	59.3%	$246.6	21.2%	$56.2	4.8%	$169.6	14.6%	$1,161.0

	Six Months Ended June 30,
(In millions)	North America(2)		EMEA(2)		South America(2)		APAC(2)		Total
2018 Net Sales	$1,299.2	56.8%	$520.4	22.8%	$114.3	5.0%	$352.3	15.4%	$2,286.2
Price	6.0	0.4%	2.2	0.4%	28.5	24.9%	0.3	0.1%	37.0	1.6%
Volume(3)	(2.9)	(0.2)%	(4.4)	(0.8)%	2.8	2.5%	(6.5)	(1.9)%	(11.0)	(0.5)%
Total organic change (non-U.S. GAAP)(4)	3.1	0.2%	(2.2)	(0.4)%	31.3	27.4%	(6.2)	(1.8)%	26.0	1.1%
Acquisitions	42.6	3.3%	—	—%	—	—%	12.5	3.6%	55.1	2.4%
Total constant dollar change (non-U.S. GAAP)(4)	45.7	3.5%	(2.2)	(0.4)%	31.3	27.4%	6.3	1.8%	81.1	3.5%
Foreign currency translation	(4.1)	(0.3)%	(35.8)	(6.9)%	(34.6)	(30.3)%	(19.1)	(5.4)%	(93.6)	(4.0)%
Total change (U.S. GAAP)	41.6	3.2%	(38.0)	(7.3)%	(3.3)	(2.9)%	(12.8)	(3.6)%	(12.5)	(0.5)%

2019 Net Sales	$1,340.8	59.0%	$482.4	21.2%	$111.0	4.9%	$339.5	14.9%	$2,273.7

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)
As part of the Company's Reinvent SEE strategy, we have evaluated and adjusted our regional operating model. Effective January 1, 2019, our regions are: North America, EMEA, South America and APAC. Our North American operations includes Canada, the United States, Mexico and Central America. Mexico and Central America were previously included in Latin America. EMEA consists of Europe, Middle East, Africa and Turkey. APAC refers to our collective Asia Pacific region, including Greater China, India, Southeast Asia, Japan, Korea, Australia and New Zealand.

(3)	Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.

(4)
Total organic change is a non-U.S. GAAP financial measure which excludes acquisition and divestiture activity and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

Sealed Air Corporation
Supplemental Information(1)
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Net Sales:
Food Care	$711.0	$713.0	$1,391.0	$1,409.3
As a % of Total Company net sales	61.2%	61.7%	61.2%	61.6%
Product Care	450.0	442.2	882.7	876.9
As a % of Total Company net sales	38.8%	38.3%	38.8%	38.4%
Total Company Net Sales	$1,161.0	$1,155.2	$2,273.7	$2,286.2

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Adjusted EBITDA from continuing operations:
Food Care	$155.6	$135.4	$298.5	$270.1
Adjusted EBITDA Margin	21.9%	19.0%	21.5%	19.2%
Product Care	84.0	78.5	159.0	156.9
Adjusted EBITDA Margin	18.7%	17.8%	18.0%	17.9%
Corporate	(2.9)	3.6	(5.0)	(4.7)
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$236.7	$217.5	$452.5	$422.3
Adjusted EBITDA Margin	20.4%	18.8%	19.9%	18.5%

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
U.S. GAAP Net earnings (loss) from continuing operations	$25.5	$83.3	$89.8	$(124.7)
Interest expense, net	43.2	44.5	88.1	86.5
Income tax provision	12.3	33.5	42.7	355.0
Depreciation and amortization, net of adjustments(2)	38.0	40.7	78.2	80.9
Special Items:
Restructuring charges(3)	29.3	7.1	36.7	15.7
Other restructuring associated costs(4)	21.3	(0.4)	38.0	1.8
Foreign currency exchange loss due to highly inflationary economies	1.3	—	2.1	—
(Income) charges related to acquisition and divestiture activity	(0.5)	7.0	3.2	17.8
Charges related to the Novipax Settlement Agreement	59.0	—	59.0	—
Loss (gain) from class-action litigation settlement	—	0.1	—	(12.6)
Other Special Items(5)	7.3	1.7	14.7	1.9
Pre-tax impact of Special items	117.7	15.5	153.7	24.6
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$236.7	$217.5	$452.5	$422.3

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)	Depreciation and amortization by segment are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Food Care	$25.0	$27.2	$51.2	$54.1
Product Care	13.1	13.6	28.0	27.1
Total Company depreciation and amortization(i)	38.1	40.8	79.2	81.2
Depreciation and amortization adjustments	(0.1)	(0.1)	(1.0)	(0.3)
Depreciation and amortization, net of adjustments	$38.0	$40.7	$78.2	$80.9

(i)
Includes share-based incentive compensation of $4.8 million and $13.2 million for the three and six months ended June 30, 2019, respectively, and $7.7 million and $15.3 million for the three and six months ended June 30, 2018, respectively.

(3)	Restructuring charges by segment is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2018	2019	2018
Food Care	$18.6	$1.5	$22.4	$6.1
Product Care	10.7	5.6	14.3	9.6
Total Company restructuring charges	$29.3	$7.1	$36.7	$15.7

(4)
Other restructuring associated costs for three and six months ended June 30, 2019, primarily relate to fees paid to third-party consultants in support of Reinvent SEE and costs related to property consolidations resulting from Reinvent SEE.

(5)	Other Special Items for the three and six months ended June 30, 2019 primarily included fees related to professional services.